
                                   EXHIBIT 21

                        SUBSIDIARIES OF LYNCH CORPORATION

Subsidiary                                    Owned by Lynch

Lynch Display Technologies, Inc. ...............     100.0%
  Lynch Systems, Inc. ..........................      92.0%
         Lynch International Holding Corporation      92.0%
         Lynch-AMAV LLC ........................      69.0%
M-tron Industries, Inc. ........................     100.0%
   M-tron Industrial, Ltd. .....................     100.0%
    Spinnaker Industries, Inc. .................     47.6%(O) /60.4%(V)
          Entoleter, Inc. ......................     47.6%(O) /60.4%(V)
          Spinnaker Coating, Inc. ..............     47.6%(O) /60.4%(V)
                 Spinnaker Coating-Maine, Inc. .     47.6%(O) /60.4%(V)




Notes:  (V) = Percentage voting control;
        (O) = Percentage of equity ownership